Exhibit (h)(xix)

AMENDMENT

TO

THE TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

WILLIAM BLAIR FUNDS

AND

DST ASSET MANAGER SOLUTIONS, INC.

THIS AMENDMENT (“Amendment”) is entered into on August 1, 2022 (the “Effective Date”) and amends the TRANSFER AGENCY AND SERVICE AGREEMENT dated as of January 1, 2008 by and between DST ASSET MANAGER SOLUTIONS, INC., (f/k/a Boston Financial Data Services, Inc., “DST”) and EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A TO THE AGREEMENT (each, the “Fund”), (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, the Fund and DST agree to amend the Agreement as follows:

1.	Section 12.1 Term.

The first sentence of Section 12.1 is hereby deleted and replaced with the following:

The initial term of this Agreement (the “Initial Term”) shall be from August 1, 2022 through July 31, 2025, unless terminated pursuant to the provisions of this Section 12.

2.	Schedule 3.1. Fee Schedule.

All prior fee schedules relating to the Services provided under the Agreement are hereby superseded, deleted, and replaced with the attached Schedule 3.1 William Blair Fee Schedule dated August 1, 2022 – July 31, 2025.

3.	Limitation on Liability

The following language is hereby added to the end of Section 9:

The maximum aggregate amount of cumulative liability of DST to the Fund for losses arising out of the subject matter of, or in any way related to, this Agreement, during the Term hereof, except to the extent of losses resulting solely from the willful misconduct or fraud of DST in the performance of DST’s duties or obligations under this Agreement, shall not exceed the fees (but excluding any expenses) paid by the Fund to DST under this Agreement for the most recent 18 months immediately preceding the date of the event giving rise to the Claim.

4.	Defined Terms. All defined terms and definitions in the Agreement shall have the same meaning in this Amendment except as specifically revised by this Amendment.

5.

Execution in Counterparts/Facsimile Transmission. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Amendment. This Amendment may also be signed by exchanging electronic (e.g., PDF) copies of this Amendment, duly executed.

6.

Agreement in Full Force and Effect. Except as specifically modified by this Amendment, the terms and conditions of the Agreement, shall remain in full force and effect, and the Agreement, as amended, and all of its terms, including, but not limited to any warranties and representations set forth therein, if any, are hereby ratified and confirmed by the Fund and DST as of the Effective Date.

7.

Authorization. Each party hereby represents and warrants to the other that the person or entity signing this Amendment on behalf of such party is duly authorized to execute and deliver this Amendment and to legally bind the party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A TO THE AGREEMENT

By: /s/ John Raczek

Name: John Raczek

Title: Treasurer, William Blair Funds

DST ASSET MANAGER SOLUTIONS, INC

By: /s/ Nick Wright

Name: Nick Wright

Title: Authorized Signatory

SCHEDULE 3.1

WILLIAM BLAIR FEE SCHEDULE

TERM: 3 YEARS (August 1, 2022 – July 31, 2025)

I.	Annual Account Service Fees:

Direct Account Fee	$12.50 per acct per year
Networked Account Fee	$6.00 per acct per year

Closed Account Fee	$1.20 per acct per year

II.	Base Fees:

Complex Base Fee (includes 0-60 CUSIPs)	$375,000 per year

CUSIP Base Fee (each CUSIP exceeding 60)	$3,000 per CUSIP per year

III.	Other Services [1]:

*Fiduciary Fee (paid by shareholder)	$15.00 per account

Omnibus Transparency
Accountlets	$0.45 per accountlet per year
Base Fee	$60,000 per year

(Note: An accountlet is the underlying sub-position on a Financial Intermediary’s systems for an omnibus account.)

Short Term Trader *
90 Days or less	$0.06 per acct per year
91 – 180 Days	$0.12 per acct per year
181 – 270 Days	$0.18 per acct per year
271 – 366 Days	$0.24 per acct per year
367 Days – 2 Years	$0.36 per acct per year

Daily Capstock Files	$24,000 per year

PowerSelect	$24,000 per year

Quarterly Custom Reporting	$400 per quarter

COOL	$1.15 per acct per year

Aged History Retention Fee – Online	$5.00 per 1,000 lines
Aged History Retention Fee – Offline	$3.50 per 1,000 lines

1 DST requires 120 days’ notice to begin providing Optional Services, which time period may be reduced upon mutual agreement. DST requires 120 days’ notice to cease supporting and billing for Optional Services. The Fund will be billed for Optional Services ended prior to the 120 days at the average monthly amount for that function from the prior six months invoices multiplied by the number of months or partial months to the full 120 day period.

IV.	Compliance Fees

Anti-Money Laundering Fees *
Monthly Minimum Fee	$400 per month
Open Accounts - Non Level 3	$0.40 per account per year
Open Accounts - Level 3	$0.25 per account per year

Compliance Corner
Open Accounts 0 – 10,000	$25,000 per year
Open Accounts 10,001 – 25,000	$50,000 per year
Open Accounts 75,001 +	$75,000 per year

Regulatory Compliance
Per CUSIP	$100.00 per CUSIP per year
Foreign Accounts	$0.25 per account per year

Tax Reporting
First Report per CUSIP	$200 per report
Second Report per CUSIP	$150 per report
Non-Standard per Form	$50 per form
Maximum per Management Company	$175,000

V.	Programming/Implementation Fees*:

*Computer/Technical Personnel (2022 Standard Rates):
*Business Analyst / Tester / Other:	$150.00 per hour
*COBOL Programmer:	$200.00 per hour
*Web Developer:	$250.00 per hour

*Full Service Staff Support:	$100.00 per hour

Notes to Above Fees:

1)	The initial term is three (3) years. Items marked by an “*” are subject to change with 60 day notice.

2)

Reimbursable and other fees and expenses include but are not limited to: confirmation statements, AML/CIP, escheatment, freight, quarterly statements, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, bank fees, *disaster recovery,[2] hardware at customer’s facility, telecommunications/network configuration (based on an approximate allocation of such expenses across all clients), lost shareholder search/tracking, express delivery services, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, counsel fees, computer tapes, and DTCC or National Securities Clearing Corporation (“NSCC”) transaction fees, if applicable, to the extent any of the foregoing are paid by DST.

3)	Any fees, reimbursable, or other expenses not paid within 30 days of receipt of invoice will be charged a late payment fee of 1.5% per month until payment is received.

4)	For the foregoing fees, the provisions of Section 3.6 (Cost of Living Adjustment) have been waived.

2 The annual charge of $0.20 per account, paid monthly in increments of one-twelfth of the annual charge, and will increase proportionate to any increase in DST’s costs to provide the recovery service or in the event that the current recovery goal is shortened. The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST’s declaration of a disaster. Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out- of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of Fund.